STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT, dated November 13, 2006, by and among AVEROX INC. (formerly known as Flickering Star Financial Inc.), a Nevada corporation having its business address at Suite No. 7, Ground Floor, Evacuee Trust Complex, Agha Khan Rd., F 5/1 Islamabad, Pakistan (the "Company") and HALO Investments Ltd., a Belize international business corporation having a registered address at Jasmine Court, 35A Regent Street, PO Box 1777, Belize City, Belize (the "Purchaser").

                                    ARTICLE I

                                   DEFINITIONS

      1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

            "Board of Directors" or "Board" means the board of directors of the Company as constituted from time to time.

            "Claims Period" shall have the meaning assigned to that term in
Section 7.02.

            "Closing" shall have the meaning assigned to that term in Section 2.02.

            "Commission" shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "Common Stock" includes (a) the Company's Common Stock, $0.004 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to a preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Company's Certificate of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

            "Damages" shall have the meaning assigned to that term in Section 7.02.

            "Equity Security" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe for or purchase any shares of capital stock, or any such warrant or right.

            "Governmental Authority" means any federal, national, state, provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

            "Law(s)" means, with respect to any Person, any United States or non-United States federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

            "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the U.S. Uniform Commercial Code or similar type Law of any jurisdiction and including any Lien arising by Law.

            "Material Adverse Effect" means, when used with respect to the Company or any Subsidiary, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Company or its Subsidiaries, as the case may be, in each case taken as a whole, or (b) materially impair the ability of the Company or its Subsidiaries, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Company or its Subsidiaries, as the case may be, operate.

            "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

            "Organizational Documents" means (a) the articles or certificate of incorporation, memorandum and articles of association and/or the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

            "Person" or "person" means an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government, or any agency or political subdivision thereof.

            "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

            "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Securities Act) thereunder, or any successor statute all as the same shall be in effect at the time.

            "Survival Period" shall have the meaning assigned to that term in
Section 7.01.

            "Transaction Documents" means, collectively, this Agreement, the Notes and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

            "U.S." means the United States of America.

            "U.S. Person" has the meaning set forth in Regulation S.

                                   ARTICLE II

                       PURCHASE, SALE AND TERMS OF SHARES

      2.01. The Shares. On the date hereof, the Purchaser agrees to purchase an aggregate of 380,000 shares (the "Shares") of Common Stock of the Company for the aggregate of $2,650,000 (the "Funds"). The Company has authorized the issuance and sale of 380,000 shares of its Common Stock (such shares being referred to as the "Shares"), subject to the terms and conditions hereof.

      2.02. Closing. The Company agrees to issue, and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase the Shares. The closing of the purchase and sale of the Shares shall occur at such time and place specified by the Purchaser, simultaneous with the closing of that certain Share Exchange Agreement dated October 30, 2006 by and among the Company, certain shareholders of the Company, Pearl Consulting FZ-LLC, a free zone limited liability company organized under the Laws of Dubai, UAE, and Salman Mahmood, or at such time and date thereafter as the Purchaser and the Company may agree (the "Closing"). At the Closing, the Purchaser shall pay $150,000 and deliver to the Company promissory notes in the aggregate principal amount of $2,500,000 (the "Notes"), against delivery of stock certificate(s) to the Purchaser evidencing the Shares. The obligations, terms and conditions regarding payment of the funds shall be set forth in the Notes.

      2.03. Representations by the Purchaser. The Purchaser makes the following representations and warranties to the Company:

            (i) The Purchaser is an international business corporation duly incorporated and validly existing under the Laws of Belize and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted. The Purchaser have all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to consummate the transactions contemplated hereby. The execution delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Purchaser, if applicable, and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the Company, this Agreement and the Transaction Documents constitute, the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies, whether in a proceeding at Law or in equity (the "Bankruptcy Exception").

            (ii) Neither the execution, nor delivery by the Purchaser of this Agreement or any Transaction Document to which the Purchaser is a party, nor the consummation or performance by the Purchaser of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Purchaser; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Purchaser is a party or by which the properties or assets of the Purchaser are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Purchaser, or any of the properties or assets of the Purchaser, may be subject.

            (iii) The Purchaser has been supplied with or has had sufficient access to all information, including financial statements and other financial information of the Company, and has been afforded with an opportunity to ask questions of and receive answers concerning information to which a reasonable investor would attach significance in making investment decisions, so that as a reasonable investor the Purchaser has been able to make the decision to purchase the Shares.

            (iv) The Purchaser, in making the decision to purchase the Shares, has relied upon independent investigations of the Company made by it. The Purchaser has such knowledge and experience in financial, tax and business matters so as to enable the Purchaser to utilize the information made available to the Purchaser in connection with the offering of the Shares to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

            (v) The Purchaser understands that the Shares are being and will be sold in reliance on an exemption from the registration requirements of U.S. and foreign securities Laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to purchase the Shares. The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by the Company, and the Purchaser will notify the Company immediately of any adverse change in any such representations and warranties which may occur prior to the Closing.

            (vi) All offers and sales of the Shares prior to the registration of the Shares under the Securities Act or pursuant to an exemption from registration under the Securities Act shall be made only pursuant to such a registration or such exemption from registration.

            (vii) The Purchaser is acquiring the Shares for investment purposes.

            (viii) The Purchaser is not a U.S. Person and further makes the representations and warranties to the Company set forth on Schedule 2.3.

            (ix) The Purchaser agree that the certificates representing the Shares shall contain a legend to the following effect.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

            (x) Opinion. The Purchaser will not transfer any or all of the Shares absent an effective registration statement under the Securities Act and applicable state securities Law covering the disposition of the Shares, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities Laws.

            (xi) Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser or its agents.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Purchaser as follows:

      3.01. Authorization. The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Board of Directors or the stockholders of the Company any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

      3.02. No Violation. Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the case of clause (b), (c), or (d) above, for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

      3.03. Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy Exception.

      3.04. Securities Laws. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 2.03, the issuance of the Shares pursuant to this Agreement is (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration permit or qualification requirements of all applicable U.S. securities Laws, and (c) accomplished in conformity with all other applicable U.S. federal and state securities Laws.

      3.05. Capitalization and Related Matters.

            (a) Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of the Company's Common Stock, of which, after giving effect to the transactions contemplated by the Exchange Agreement, 9,620,000 shares will be issued and outstanding. All issued and outstanding shares of the Company's Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued Equity Securities or any securities convertible into, exchangeable for or carrying a right or option to purchase Equity Securities or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of Equity Securities. Except as provided for herein, there are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the Equity Securities of the Company. The issuance of all of the shares of Company's Common Stock described in this Section 3.05 have been in compliance with U.S. federal and state securities Laws.

            (b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding Equity Securities of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

            (c) Duly Authorized. The issuance of the Shares has been duly authorized and, upon delivery to the Purchaser of certificates therefor in accordance with the terms of this Agreement, the Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Purchaser and restrictions on transfer imposed by this Agreement and the Securities Act.

      3.06. Certain Proceedings. There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Company, no such Proceeding has been threatened.

      3.07. Disclosure. Neither the Transaction Documents nor any other agreement, document, certificate, statement, whether oral or written, furnished to any of the Purchaser or its counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which made, not misleading. There is no fact within the knowledge of the Company's executive officers which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, materially adversely affect the business, operations, properties, assets or condition, financial or other, of the Company or its Subsidiaries. Without limiting the foregoing, the Company has no knowledge that there exists, or there is pending or planned, any patent, invention, device, application or principle or any statute, rule, Law, regulation, standard or code which would materially adversely affect the business, operations, affairs or financial condition of the Company or any Subsidiary of the Company.

                                   ARTICLE IV

      [Intentionally Omitted]

                                    ARTICLE V

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      The obligation of the Purchaser to purchase and pay for the Shares at the Closing, is subject to the following conditions:

      5.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true, accurate and correct on the date hereof.

      5.02. Documentation at Closing. The Purchaser shall have received, prior to or at the Closing, all of the following materials, each in form and substance satisfactory to the Purchaser and its counsel, if any, and each of the following events shall have occurred, or each of the following documents shall have been delivered or otherwise have been made available, prior to or simultaneous with the Closing:

            (a) Copies of (1) the Articles of Incorporation of the Company, as amended or restated to date, together with such evidence as may be available of the filing thereof; (2) the resolutions of the Board of Directors providing for the approval of this Agreement, the issuance of the Shares, and all other agreements or matters contemplated hereby or executed in connection herewith; and (3) the By-laws of the Company, all of which shall have been certified by the Secretary of the Company, as of the date of the Closing, to be true, complete and correct; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, required to be obtained at or prior to the Closing with respect to this Agreement and the issuance of the Shares.

            (b) The Exchange Agreement shall be consummated in accordance with its terms without amendment or other change and all conditions thereto have been satisfied and not waived.

            (c) The Company shall have delivered the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, the incumbency of such officers, and the true specimen signatures of such officers.

            (d) A certificate of the President of the Company, dated the date of the Closing, stating that the representations and warranties of the Company contained in Article II hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct as of the time of the Closing and that all obligations and covenants in this Agreement required to be performed prior to or on the date of the Closing have been performed as of the time of the Closing.

            (e) The Company shall have obtained all consents or waivers necessary to be obtained at or prior to the Closing to execute and deliver this Agreement and the agreements and instruments executed and delivered by the Company in connection herewith, to issue the Shares and to carry out the transactions contemplated hereby and thereby, and such consents and waivers shall be in full force and effect at the Closing. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and the other agreements and instruments executed and delivered by the Company in connection herewith and the issuance of the Shares shall have been made or taken.

                                   ARTICLE VI

                             RIGHT OF FIRST REFUSAL

      6.01. Right of First Refusal. Before the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange , any (i) shares of Common Stock, (ii) any other Equity Security of the Company, including without limitation, shares of any series of the Company's class of preferred stock (iii) any convertible debt security of the Company, including without limitation, any debt security which by its terms is convertible into or exchangeable for any Equity Security of the Company, or (iv) any security of the Company that is a combination of debt and equity (the "Offered Securities"), the Company shall, in each case, first offer to sell such Offered Securities to the Purchaser at a price and on such other terms as shall have been specified by the Company in writing delivered to the Purchaser (in each case, the "Offer") (which price and terms shall, unless otherwise consented to by the Purchaser in writing, be a price and on terms of a bona fide third party offer (the "Third Party Offer") obtained by the Company), which Offer by its terms shall remain open and irrevocable for a period of twenty (20) days from the transmission of the Offer by the Company.

      6.02. Notice of Acceptance. Notice of the Purchaser's intention to accept, in whole or in part, any Offer made pursuant to Section 6.01 shall be evidenced by a writing, signed by the Purchaser and delivered to the Company prior to the end of the 20-day period of such Offer, setting forth the amount of such Securities that the Purchaser elects to purchase (the "Notice of Acceptance").

      6.03. Conditions to Acceptances and Purchase.

            (a) Permitted Sales of Refused Securities. In the event that a Notice of Acceptance is not given in respect of all the Offered Securities, the Company shall have one hundred thirty five (135) days from the end of said 20-day period to sell any such Offered Securities as to which a Notice of Acceptance has not been given by the Purchaser (the "Refused Securities") to the Person or Persons specified in the Third Party Offer, but only for an amount and kind (or the cash equivalent thereof) of consideration and otherwise in all respects upon the terms and conditions, including, without limitation, price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company (as determined in good faith by the Board of Directors) than those set forth in the Third Party Offer.

            (b) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all of the Refused Securities (any such sale to be in the manner and on the terms specified in Section 6.03(a) above), then the Purchaser may reduce the number of Offered Securities specified in its Notice of Acceptance accordingly. In the event that the Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Purchaser in accordance with Section 6.01.

            (c) Closing. At the closing of the sale to such other Person or Persons of all or less than all of the Refused Securities, which closing shall include payment of the purchase price therefor as set forth in the Offer, the Purchaser shall purchase from the Company, and the Company shall sell to the Purchaser, the number of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 6.03(b) if the Purchaser has so elected, upon the terms and conditions specified in the Offer, including, without limitation, payment in full for such Offered Securities. The purchase by the Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchaser of a purchase agreement relating to such Offered Securities in form and substance as offered to the purchaser or proposed purchaser of the Offered Securities who are not the Purchaser.

      6.04. Further Sale. In each case, any Offered Securities not purchased by the Purchaser or other Person or Persons in accordance with Section 6.03 may not be sold or otherwise disposed of until they are again offered to the Purchaser under the procedures specified in Section 6.01, 6.02 and 6.03.

      6.05. Exceptions. The rights of the Purchaser under this Article VI shall not apply to:

      (a) A reservation or issuance of shares pursuant to a Company stock option plan;

      (b) The issuance of shares in connection with the purchase by the Company of the stock or assets of, or the merger or consolidation with, another Person not otherwise formed for the purpose of evading the provisions of Section 6.01);

      (c) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock; or

      (d) the Shares or the shares of Common Stock to be issued pursuant to the Exchange Agreement.

                                   ARTICLE VII

                            INDEMNIFICATION; REMEDIES

      7.01. Survival. All representations, warranties, including those incorporated by reference, together with the Schedules thereto, and covenants, and obligations in this Agreement shall survive the Closing and expire one year from the date hereof (the "Survival Period").

      7.02. Indemnification by the Company. From and after the Closing until (1) the expiration of the Survival Period, or (2) with respect to a specific claim made by the Purchaser against the Company prior to the expiration of the Survival Period, until a court of competent jurisdiction renders a final nonappealable decision (or appeals of a decision are not taken within the time period permitted for filing same) (the "Claims Period"), the Company shall indemnify and hold harmless the Purchaser from and against any liabilities, loss, claims, damages (excluding consequential, punitive and other similar damages), fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages") arising, directly or indirectly, from or in connection with:

            (i) any misrepresentation or breach of any warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement; or

            (ii) any breach by the Company of any covenant or obligation of the Company in this Agreement required to be performed by the Company on or prior to the Closing.

      7.03. Limitations on Amount. Notwithstanding anything to the contrary contained herein, the maximum amount which the Purchaser may recover from the Company for a breach of any representation, warranty, covenant or obligation under this Agreement required to be performed by the Company on or prior to Closing shall not exceed in the aggregate the amounts actually paid by the Purchaser for the Shares pursuant to the terms of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.01. No Waiver: Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

      8.02. Amendments. Waivers and Consents. Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of at least a majority in interest of the Shares and (ii) shall deliver copies of such consent in writing to any holders who did not execute such consent; provided that no consents shall be effective to reduce the percentage in interest of the Shares the consent of the holders of which is required under this Section 8.02. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      8.03. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to the Company:                             with a copy to:
---------------------------------------------  Katten Muchin Rosenman LLP
c/o Pearl Consulting (Private) Limited         575 Madison Avenue
Suite 7, Ground Floor Evacuee Trust Complex    USA
F-5/1, Agha Khan Road                          New York, NY 10022
Islamabad, Pakistan

Attention: Salman Mahmood, President and       Attention: Paul J. Pollock, Esq.
Chief Executive Officer                        Telephone No.: 212-940-8555
Telephone No. +92 -51-2875737                  Facsimile No.: 212-894-5511
Facsimile No. +92-51-2875738

If to the Purchaser, to the address set forth in the first paragraph of this Agreement.

      8.04. Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

      8.05. Effectiveness: Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, the Purchaser and the respective successors and assigns; provided, that, the Company may not assign any of its rights or obligations under this Agreement without the prior written consent of Purchaser. The Purchaser may assign all or any part of its rights and obligations hereunder to any Person who acquires the Shares. Any such assignment shall operate to release the Purchaser from its liabilities and obligations under this Agreement with respect to the Shares, as applicable, so sold or assigned. A person to whom all or a part of the Purchaser's rights are so assigned, whether by the Purchaser or by a subsequent person, may, if so agreed to by the Purchaser, become a party to this Agreement, entitled to those rights and benefits set forth herein applicable to the Purchaser or such Shares and shall acquire the Shares subject to the representations and warranties of the Purchaser set forth in Section 2.04, and subject to any restrictions on transfer of Shares under applicable securities Laws. The foregoing is in addition to, and not in limitation of; all other rights, powers and privileges of the Purchaser.

      8.06. Prior Agreements. The Transaction Documents executed and delivered in connection herewith constitute the entire agreement among the parties hereto and supersede any prior understandings or agreements concerning the subject matter hereof.

      8.07. Severability. The provisions of the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained therein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of such Transaction Document and the terms of the Shares shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

      8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York, and without giving effect to choice of laws provisions.

      8.09. JURISDICTION; SERVICE; WAIVERS. ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN A COURT OF RECORD OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF THE STATE OF NEW YORK, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS AGREEMENT BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR

CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS TO BE USED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. BY ACCEPTANCE HEREOF, THE PARTIES HERETO EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

      8.10. Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      8.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      8.12. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Transaction Documents and the Shares.

                            [Signature Pages Follow]

      IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

AVEROX INC.


By: /s/ Salman Mahmood
    ---------------------------
    Salman Mahmood
    President and Chief Executive Officer


HALO INVESTMENTS LTD.


By: /s/ Rocky Shek
    ---------------------------
Name: Rocky Shek
Title: Authorized Signatory

                                  Schedule 2.03

                          NON US PERSON REPRESENTATIONS

      1. At the time of (a) the offer by the Company and (b) the acceptance of the offer by the Purchaser, of the Shares, the Purchaser was outside the United States.

      2. No offer to acquire the Shares or otherwise to participate in the transactions contemplated by this Agreement was made to the Purchaser or its representatives inside the United States.

      3. The Purchaser is not purchasing the Shares for the account or benefit of any U.S. Person, or with a view towards distribution to any U.S. Person, in violation of the registration requirements of the Securities Act.

      4. The Purchaser will make all subsequent offers and sales of the Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, the Purchaser will not resell the Shares to any U.S. Person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the "Distribution Compliance Period"), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

      5. The Purchaser is acquiring the Shares for the Purchaser's own account, for investment and not for distribution or resale to others.

      6. The Purchaser has no present plan or intention to sell the Shares in the United States or to a U.S. Person at any predetermined time, has made no predetermined arrangements to sell the Shares and is not acting as a Distributor of such securities.

      7. Neither the Purchaser, its affiliates nor any Person acting on the Purchaser's behalf, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the United States with respect to the Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

      8. The Purchaser is not acquiring the Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

      9. The Purchaser understands the various risks of an investment in the Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Shares.

      10. The Purchaser has had access to the Company's publicly filed reports with the SEC.

      11. The Purchaser has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Company that the Purchaser has requested and all such public information is sufficient for the Purchaser to evaluate the risks of investing in the Shares.

      12. The Purchaser is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Company, other than those contained in this Agreement.

      13. The Purchaser understands and acknowledges that the Company is under no obligation to register the Shares for sale under the Securities Act.

      14. The Purchaser represents that the address furnished by the Purchaser in this Agreement is its principal business address if it is a corporation or other entity.

      15. The Purchaser understands and acknowledges that the Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to the Purchaser and that any representation to the contrary is a criminal offense.